                                                                      EXHIBIT 15

May 6, 1997


Board of Directors and Shareholders
Homestead Village Incorporated

We are aware of the incorporation by reference in the Registration Statements (Form S-8, No. 333-17243 and 333-17245) pertaining to the Homestead Village Incorporated 1996 Long-Term Incentive Plan and Homestead Village Incorporated 1996 Outside Directors Plan of our report dated May 6, 1997 relating to the unaudited condensed interim financial statements of Homestead Village Incorporated that are included in its Form 10-Q for the quarter ended March 31, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                       Ernst & Young LLP